Exhibit 99.1

PEGASYSTEMS INC. 101 Main Street,

              Cambridge, MA. 02142-1590. USA.

[Pegasystems logo appears here]

FOR IMMEDIATE RELEASE

For information, contact:
Chris Sullivan	Beth Lewis
Chief Financial Officer	Director, Investor Relations
Pegasystems Inc.	Pegasystems Inc.
(617) 374-9600, ext. 6020	(617) 374-9600, ext. 6077
chris.sullivan@pega.com	beth.lewis@pega.com

Pegasystems Reports First Quarter Revenue of $24.7 Million,

Eight New Customer License Signings

New BPM Platform, PegaRules Process Commander, drives majority of Q1 revenue

CAMBRIDGE, Mass., April 28, 2004 – Pegasystems today announced its 2004 first quarter results, reporting revenue of $24.7 million, pre-tax profits of $2.7 million, earnings per diluted share of $0.05 and positive cash flow from operations of $3.3 million.

First Quarter 2004 Financial Performance

	Quarter
(In millions, except per share data and percentages)	Q1 2004	Q1 2003
Total Revenue	$24.7	$25.6
License Revenue	$9.7	$16.2
% of Total Revenue	39%	63%
Services Revenue	$15.0	$9.4
% of Total Revenue	61%	37%
Pre-tax Income	$2.7	$7.7
Provision for income taxes	$0.9	$0.9
Net Income	$1.7	$6.8
Basic Earnings Per Share	$0.05	$0.20
Diluted Earnings Per Share	$0.05	$0.19

Henry Ancona, President and Chief Operating Officer commented, “As a leader in rules-based business process management (BPM) software, we continue to help a broad range of customers meet the demands of complex and changing business processes. Total revenue in the first quarter was down 4% from the prior year, but, excluding the anticipated reduction in FDR revenue, grew 12% from a year ago. During the first quarter, a majority of our license revenue was derived from implementations based on our PegaRULES Process Commander platform. Perpetual and subscription license revenue grew $2.4 million, or 46%, from a year ago. Overall, we remain positive about the business opportunities that lie ahead and we are investing in sales and marketing.

During the quarter, we sold licenses to eight new customers including Aetna, which will be using our PegaHEALTH Customer Process Manager solution to deliver customer service to its 13 million medical members and its 600,000 healthcare services providers. Other new customers include ING Canada, two new insurance companies through our partner AgencyPort and one of the world’s largest defense contractors – all of which purchased our PegaRULES Process Commander platform to implement their solutions. We also expanded our relationships with existing customers Wells Fargo and the AIU division of AIG – both of which bought our PegaRULES Process Commander platform. As such, the quarter was validation of our ability to drive new customer sales, and sell products using our PegaRULES Process Commander technology. It is noteworthy that the time from license sale to revenue recognition for our PegaRULES Process Commander platform is proving to be shorter than the nine-month cycle that has been typical for our applications.”

Ancona continued, “This quarter Pegasystems rolled out its largest product release ever, continuing our strategy to capitalize on 20+ years of experience managing complex and changing processes with our innovative technology. We also achieved further success in our partnership program leveraging relationships with prominent partners including Accenture, BearingPoint, CSC Healthcare, and IBM.”

Chris Sullivan, CFO, commented, “The first quarter’s financial results were solid. License revenue was down significantly from the prior year due to the anticipated $3.5 million reduction in license revenue from First Data Resources (FDR) and fewer scheduled license renewals. Service revenue increased 59% over the first quarter of 2003 due primarily to the completion of service engagements related to software implementations. Historically our mix of license and service revenue has fluctuated. We do not believe this quarter’s license and service revenue composition reflects a permanent shift. Cash flow from operations in the first quarter was $3.3 million, slightly lower than a year ago due to a decrease in net income and an increase in accounts receivable.

“We continue to expect full year 2004 revenue to be $105 million, plus or minus 10%. We expect to continue our incremental investment in sales and marketing. This is likely to result in somewhat lower pre-tax profits in the first few quarters of 2004 compared to 2003. We are also reiterating our expectation of 2004 pre-tax income to be $18 million, plus or minus $6 million, depending primarily on the revenue achieved. As a reminder, we expect that our effective tax rate will be normalizing to between 35 and 40 percent in 2004, thus contributing to an expected EPS decline on a year-over-year basis. We anticipate cash flow from operations for the year will be in the range of $10 to $18 million.”

Founder and CEO Alan Trefler commented, “We are delighted to see the continued market recognition of the importance of a sophisticated business process management system. Pegasystems continues to demonstrate its ability to provide the scalability and flexibility users need to optimize their IT investments. We continue to provide customers and partners with greater ease of implementation, a product that is “built for change” and the ability to do real work.”

The Company will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on Thursday, April 29, 2004. Dial-in information is as follows: 800-250-4434 (domestic) or 706-634-0667 (international). A replay of the teleconference will be available through May 7 at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 6631467.

If interested in listening to the Webcast, log onto www.pega.com at least 5 minutes prior to the event’s broadcast, and click on the Webcast icon in the Investor Relations section.

About Pegasystems

Pegasystems Inc. (Nasdaq: PEGA) provides rules-based, smart business process management (BPM) software to large organizations, helping to deliver significant ROI and providing them with the flexibility and agility to respond to changing business needs. With a blue-chip customer base, the company offers applications for the financial services, healthcare, insurance and government markets, as well as a cross-industry BPM application. Pegasystems is headquartered in Cambridge, Mass., and has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 including without limitation our financial guidance with respect to 2004 revenue, pre-tax income, cash from operations and future mix of license and services revenue. The words “believe,” “expect,” “hope,” “anticipate,” “plan” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include volatility of our quarterly operating results, difficulty in predicting the completion of product implementations and consequently the timing of our license revenue recognition, our ability to develop new products and evolve existing ones, the impact on our business of the ongoing consolidation in the financial services market, historically our core market, our ability to attract and retain key employees, reliance on certain key third-party relationships, and other risks and uncertainties. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s most recent report on form 10-Q or 10-K and other recent filings on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of April 28, 2004. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to April 28, 2004.

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PEGASYSTEMS INC.

Condensed Consolidated Balance Sheets

(in thousands, except share-related amounts)

	March 31, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$72,492	$67,989
Trade accounts receivable, net of allowance for doubtful accounts of $365 in 2004 and $365 in 2003	13,773	9,602
Short-term license installments	29,623	28,565
Short-term investments	19,876	19,946
Prepaid expenses and other current assets	1,065	727

Total current assets	136,829	126,829

Long-term license installments, net of unearned interest income	44,357	53,666
Equipment and improvements, net of accumulated depreciation and amortization	1,212	992
Acquired technology, net of accumulated amortization	642	729
Other assets	147	166
Goodwill	2,346	2,346

Total assets	$185,533	$184,728

Liabilities and Stockholders’ Equity
Current liabilities
Accrued payroll related expenses	$5,380	$8,886
Accounts payable and accrued expenses	8,427	7,784
Deferred revenue	13,870	14,180

Total current liabilities	27,677	30,850

Deferred income taxes	975	625
Other long-term liabilities	81	81

Total liabilities	28,733	31,556

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 45,000,000 shares authorized; 35,529,295 shares and 35,212,505 shares issued and outstanding in 2004 and 2003, respectively	355	352
Additional paid-in capital	119,412	117,391
Stock warrants	211	374
Retained earnings	35,477	33,735
Accumulated other comprehensive income (loss):
Net unrealized gain (loss) on investments available for sale	18	(9)
Foreign currency translation adjustments	1,327	1,329

Total stockholders’ equity	156,800	153,172

Total liabilities and stockholders’ equity	$185,533	$184,728

PEGASYSTEMS INC.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenue
Software license	$9,663	$16,198
Services	14,993	9,427

Total revenue	24,656	25,625

Cost of revenue
Cost of software license	88	88
Cost of services	6,651	6,396

Total cost of revenue	6,739	6,484

Gross profit	17,917	19,141

Operating expenses
Research and development	5,484	4,760
Selling and marketing	7,818	5,534
General and administrative	2,936	2,510

Total operating expenses	16,238	12,804

Income from operations	1,679	6,337

Installment receivable interest income	707	1,200
Other interest income, net	303	206
Other (expense), net	(7)	(39)

Income before provision for income taxes	2,682	7,704

Provision for income taxes	940	900

Net income	$1,742	$6,804

Earnings per share
Basic	$0.05	$0.20
Diluted	$0.05	$0.19

Weighted average number of common and common equivalent shares outstanding
Basic	35,390	34,353
Diluted	37,121	35,039

PEGASYSTEMS INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2004	2003
Cash flows from operating activities:
Net income	$1,742	$6,804
Adjustments to reconcile net income to net cash provided by operating activities:
Stock option income tax benefits	374	—
Deferred income taxes	350	—
Depreciation and amortization	288	474
Changes in operating assets and liabilities:
Trade accounts receivable and license installments	3,836	(7,285)
Prepaid expenses and other current assets	(111)	7
Accounts payable and accrued expenses	(2,874)	(964)
Deferred revenue	(310)	4,809

Net cash provided by operating activities	3,295	3,845

Cash flows from investing activities:
Purchase of investments	(12,595)	(2,257)
Maturing and called investments	11,445	2,771
Sale of investments	1,247	—
Purchase of equipment and improvements	(413)	(6)
Other long-term assets and liabilities	19	57

Net cash used in investing activities	(297)	565

Cash flows from financing activities:
Exercise of stock options	1,486	353

Net cash provided by financing activities	1,486	353

Effect of exchange rate on cash and cash equivalents	19	(5)

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,503	4,758

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	67,989	57,393

CASH AND CASH EQUIVALENTS, END OF PERIOD	$72,492	$62,151